Exhibit 99.1

Precision BioSciences Announces Executive Leadership Change

DURHAM, N.C., December 14, 2020 (GLOBE NEWSWIRE) -- Precision BioSciences, Inc. (Nasdaq: DTIL) a clinical stage biotechnology company dedicated to improving life with its novel and proprietary ARCUS® genome editing platform, today announced that Abid Ansari, Chief Financial Officer, notified the Company that he will be leaving the organization after nearly five years to pursue a new career opportunity. Abid will continue with Precision through the end of 2020 to ensure a smooth transition. Alex Kelly, the Company’s Chief Corporate Affairs Officer, will serve as the Company’s Interim Chief Financial Officer with Shane Barton, the Company’s Vice President and Corporate Controller, serving as interim principal accounting officer, reporting directly to Alex.

“On behalf of the entire executive leadership team, I want to thank Abid for his many contributions to the Company and the finance function during a transformational period for Precision and wish him all the best in his next role,” said Matt Kane, Chief Executive Officer and Co-Founder of Precision BioSciences. “Looking ahead, our top priority remains focused on advancing our allogeneic CAR T cell therapy and in vivo gene correction pipelines to speed development of medicines for unmet needs in cancer and rare diseases.”

Additional biographical information about Alex and Shane is included in the Company’s Form 8-K filed today with the Securities and Exchange Commission.

About Precision BioSciences, Inc.

Precision BioSciences, Inc. is a clinical stage biotechnology company dedicated to improving life (DTIL) with its novel and proprietary ARCUS® genome editing platform. ARCUS is a highly specific and versatile genome editing platform that was designed with therapeutic safety, delivery, and control in mind. Using ARCUS, the Company’s pipeline consists of multiple “off-the-shelf” CAR T immunotherapy clinical candidates and several in vivo gene correction therapy candidates to cure genetic and infectious diseases where no adequate treatments exist. For more information about Precision BioSciences, please visit www.precisionbiosciences.com.

Investor Contact:

Alex Kelly

Alex.Kelly@precisionbiosciences.com

Media Contact:

Maurissa Messier

Maurissa.Messier@precisionbiosciences.com